PolarityTE Announces Former FDA Official and Johnson & Johnson Executive Minnie Baylor-Henry Joins Board of Directors

SALT LAKE CITY, December 11, 2018 – PolarityTE, Inc. (Nasdaq: PTE), a commercial stage biotechnology company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences, today announced the addition of Minnie Baylor-Henry to the Company’s Board of Directors. Ms. Baylor-Henry is a regulatory affairs leader who served for nearly a decade at the U.S. Food and Drug Administration (FDA) before spending most of her career at Johnson & Johnson where she served in multiple roles, most recently as Worldwide Vice President of Regulatory Affairs. With this addition, the PolarityTE Board of Directors now includes nine individuals of varied backgrounds, seven of whom are independent.

While at the FDA, Ms. Baylor-Henry served as Regulatory Review Officer, Director/Branch Chief-Division of Drug Marketing, Advertising and Communications and National Health Fraud Coordinator at the FDA Office of Regulatory Affairs. Ms. Baylor-Henry’s career at Johnson & Johnson included senior roles as the Vice President of U.S. Regulatory Affairs and Medical Affairs for Specialty Pharmaceuticals, Vice President of U.S. Regulatory Affairs and Medical Affairs for OTC products and Worldwide Vice President of Regulatory Affairs for Medical Devices. Additionally, Ms. Baylor-Henry was the National Director for Regulatory, Risk and Compliance for the life science division at Deloitte. She currently operates her own consulting firm, providing strategic regulatory affairs advice to pharmaceutical, biopharmaceutical and medical device companies.

As a leader in the life sciences regulatory field, Ms. Baylor-Henry served as the Chair of the Board of Directors for the Food and Drug Law Institute and the Drug Information Association, two of the most well-known and highly regarded associations for professionals in the food and drug space. Ms. Baylor-Henry received her pharmacy degree from Howard University’s College of Pharmacy and a law degree from Catholic University’s Columbus School of Law.

Denver M. Lough, MD, PhD, Chairman and Chief Executive Officer of PolarityTE commented, “We are thrilled that Ms. Baylor-Henry has joined our Board, and we look forward to capitalizing on her experience and wisdom as we continue to grow our product portfolio. Minnie’s depth and breadth of knowledge across a variety of products, regulatory pathways and markets will be invaluable as we continue to develop and market products based on our platform technology.”

Ms. Baylor-Henry commented, “After learning about PolarityTE and its potential to change the practice of medicine with its innovative technology and products, I was enthusiastic to join the Board and to be able to contribute to the company’s success. I look forward to supporting PolarityTE’s mission to bring medical technology to patients and providers that is truly different and life-changing.”

About PolarityTE®

PolarityTE is a commercial-stage biotechnology and regenerative biomaterials company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. The PolarityTE platform technology begins with a small piece of the patient’s own, or autologous, healthy tissue, rather than artificially manipulated individual cells. From this small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to enhance and stimulate the patient’s own cells to regenerate the target tissues. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures with the patient’s own tissue and uses the patient’s own body to support the regenerative process to create the same tissue from which it was derived. PolarityTE’s innovative method is intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 831-5284

Hans Vitzthum

LifeSci Advisors, LLC

Hans@LifeSciAdvisors.com

(617) 535-7743

Media:

Jenna Mathis

PolarityTE, Inc.

JennaMathis@polarityTE.com

(610) 751-3985